Exhibit 99.1

Galata Acquisition Corp. Announces Receipt of Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

WASHINGTON, D.C., February 3, 2023 — Galata Acquisition Corp. (the “Company”) announced today that on February 1, 2023, the Company received a written notice from the staff of NYSE Regulation of the New York Stock Exchange (“NYSE”) indicating that the Company is not currently in compliance with Section 1003(b)(i)(B) of the NYSE American LLC (“NYSE American”) Company Guide (the “Company Guide”), which requires the Company to maintain a minimum of 300 public shareholders on a continuous basis.

In accordance with Section 1009 of the Company Guide, the Company has been provided with a period of 30 days to respond with a plan advising of actions it has taken or will take to regain compliance with the minimum public shareholders requirement by August 1, 2024. The Company anticipates that it will satisfy this listing requirement within such time period once it consummates the proposed business combination with Marti Technologies, Inc. (“Marti”).

The Company intends to submit a plan to return to compliance with the minimum public shareholders requirement within the required timeframe. The staff of NYSE Regulation will review the plan. If NYSE Regulation accepts the plan, the Company’s securities will remain listed on the NYSE American and will be subject to periodic reviews including quarterly monitoring for compliance with such plan. If NYSE Regulation does not accept the plan, the Company will be subject to suspension and delisting procedures.

The Company’s ordinary shares, warrants and units, which trade under the symbols “GLTA.U,” “GLTA” and “GLTA WS,” respectively, will continue to be listed and traded on the NYSE American during the cure period, subject to the Company’s compliance with the NYSE American’s other applicable continued listing standards, and will bear the indicator “.BC” on the consolidated tape to indicate noncompliance with the NYSE American’s continued listing standards.

About Galata Acquisition Corporation

Galata Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. On August 1, 2022, the Company announced execution of a definitive business combination agreement with Marti, Turkey’s leading mobility app. The Company anticipates closing the Marti transaction in Q2 of 2023. The Company is led by CEO Kemal Kaya.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including the Company’s ability to submit a plan to regain compliance satisfactory to NYSE Regulation; the Company’s ability to evidence that it has at least 300 public shareholders; and other risks and uncertainties set forth in the Company’s reports filed with the Securities and Exchange Commission (the “SEC”). Copies of these reports can be accessed through the SEC's website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Media Contact
Galata Acquisition Corp.
info@galatacorp.net
www.galatacorp.net